Schedule  14A.  (Rule  14a-101)
Information  required  in  proxy  statement.

Schedule  14A  Information

Proxy  Statement  Pursuant  to  Section  14(a)  of  the
Securities  Exchange  Act  of  1934

Filed  by  the  Registrant  [    ]
Filed  by  a  party  other  than  the  Registrant  [X]

Check  the  appropriate  box:
[    ]    Preliminary  Proxy  Statement
[    ]    Confidential,  for  Use  of  the  Commission  Only
(as
permitted  by  Rule  14a-6(e)(2))
[    ]    Definitive  Proxy  Statement
[    ]    Definitive  Additional  Materials
[X]    Soliciting  Material  under  Rule  14a-12

Name  of  Registrant  as  Specified  In  Its  Charter:
Microwave  Filter  Company,  Inc.

Name of Person(s) Filing Proxy Statement, if other than the Registrant:
Furlong  Fund,  LLC
Daniel  Rudewicz

Payment  of  Filing  Fee  (Check  the  appropriate  box):
[X]    No  fee  required
[    ]    Fee  computed  on  table  below  per  Exchange  Act
Rules  14a?6(i)(1)  and  0?11
(1)  Title  of  each  class  of  securities  to  which
transaction  applies:
N?A
  (2)  Aggregate  number  of  securities  to  which  transaction applies:
N?A
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0?11 (set forth the  amount  on  which  the  filing  fee  is  calculated  and state  how  it  was  determined):
N?A
  (4)  Proposed  maximum  aggregate  value  of  transaction:
N?A
  (5)  Total  fee  paid:
N?A
  [    ]    Fee  paid  previously  with  preliminary  materials.
N?A
[    ]    Check  box  if  any  part  of  the  fee  is  offset
as
provided by Exchange Act Rule 0?11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
Form  or  Schedule  and  the  date  of  its  filing.  N?A
(1)  Amount  Previously  Paid:  N?A
(2)  Form,  Schedule  or  Registration  Statement  No.:  N?A
(3)  Filing  Party:  N?A
(4)  Date  Filed:  N?A

Furlong Fund, LLC ("Furlong"), together with the other participants named herein, is filing materials contained in this Schedule 14A and pursuant to 240.14a-12 with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the election of its slate of director nominees and submission
of  a
bylaw proposal to a vote at the 2012 annual meeting of shareholders (the "Annual Meeting") of Microwave Filter Company, Inc. Furlong Fund beneficially owns 77,875 shares
of  the  Company.  As  the  sole  general  partner  of  Furlong
  Fund, Furlong Financial, LLC may be deemed to beneficially own the 77,875 shares beneficially owned by Furlong Fund.
  Daniel Rudewicz, as the managing member of Furlong Financial, LLC, may be deemed to beneficially own the 77,875 shares deemed to be beneficially owned by Furlong Financial, LLC.

Item 1: The following information was included in a supplemental mailing to shareholders.

Daniel Rudewicz
Furlong Financial, LLC
10 G Street, NE
Suite 710
Washington, DC 20002

March 19, 2012

Dear Fellow Shareholder:

	You may have received Furlong Fund's (Furlong) proxy materials, including Furlong's proxy statement and BLUE proxy card, which was furnished or made available on or about February 23, 2012. Enclosed you will again find Furlong's BLUE proxy card. Furlong once again urges you to vote FOR its director nominees listed at proposal 1 and FOR the shareholder access proposal listed at proposal 2. We urge you to disregard all WHITE proxy cards sent by Microwave Filter Company (the Company) and only vote Furlong's BLUE proxy cards.

	Please use your control number, listed on the BLUE proxy card, to vote via internet at www.proxyvote.com or via telephone by calling 1-800-454-8683. Alternatively, you may complete, sign, date, and return the BLUE proxy card in the envelope provided. The related proxy statement can be accessed at
www.proxy14a.com.   If you have any questions, please contact
Daniel Rudewicz at the number listed below.

Sincerely,

Daniel Rudewicz, CFA
Furlong Financial, LLC
202-999-8854